EXHIBIT 12.1

New York 205 Hudson Street, 7th Floor New York, NY 10013 P: +1.212.766.2466	Florida 429 Lenox Avenue, 4th Floor Miami Beach, FL 33139 P: +1.305.587.2701

March 2, 2020

Energy and Water Development Corp.

7901 4th St. N, Suite 4174

St. Petersburg, FL 33702

RE: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Energy and Water Development Corp., a Florida corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A (as may be amended from time to time prior to qualification, the “Offering Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed offer and sale by the Company of up to 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion including, without limitation: (i) the Offering Statement and related offering circular; (ii) the articles of incorporation and bylaws of the Company, each as amended to date; and (iii) such other documents and records and matters of law as we have deemed necessary or appropriate for purposes of this opinion. In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in the manner described in the Offering Statement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

March 2, 2018 Page 2

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the offering circular constituting a part of the Offering Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ di Santo Law PLLC